Final Form
THE OFFER AND SALE OF THE SECURITIES REPRESENTED BY THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION THEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION THEREOF MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, INCLUDING PURSUANT TO RULE 144 (OR, IN THE CASE OF THIS NOTE, RULE 144A) UNDER THE SECURITIES ACT OR PURSUANT TO A PRIVATE SALE EFFECTED UNDER SECTION 4(A)(7) OF THE SECURITIES ACT OR APPLICABLE FORMAL OR INFORMAL SEC INTERPRETATION OR GUIDANCE, SUCH AS A SO-CALLED “4[a](1) AND A HALF” SALE. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN, FINANCING OR INDEBTEDNESS ARRANGEMENT SECURED BY THE SECURITIES.
FORM OF SENIOR SECURED CONVERTIBLE NOTE
Issuance Date: August 9, 2022    Principal: U.S. $[_____]
FOR VALUE RECEIVED, The Oncology Institute, Inc., a Delaware corporation (the “Company”), hereby, promises to pay to [_____], or its registered assigns (the “Holder”), the principal amount of [_____] Dollars ($[_____]) pursuant to, and in accordance with, the terms of that certain Facility Agreement, dated as of August 9, 2022, by and among the Company, the lenders from time to time party thereto, and Deerfield Partners, L.P., as agent for itself and the other lenders (together with all exhibits and schedules thereto and as may be amended, restated, modified and supplemented from time to time, the “Facility Agreement”). The Company hereby promises to pay accrued and unpaid Interest (as defined below) and premium, if any, on the Principal on the dates, at the rates and in the manner provided for in the Facility Agreement (including upon a Major Transaction Redemption, an Optional Redemption, a Major Transaction Conversion or any other conversion of this Note). The Company hereby promises to pay any Make Whole Amount and Exit Fee that is due on the Principal in accordance with the Facility Agreement (including upon a Major Transaction Redemption or an Optional Redemption). Pursuant to Section 2(c)(iv) hereof, the Principal amount of this Note may be less than the amount indicated above.
This Senior Secured Convertible Note (including all Senior Secured Convertible Notes issued in exchange, transfer or replacement hereof, and as any of the foregoing may be amended, restated, supplemented or otherwise modified from time to time, this “Note”) is one of the Senior Secured Convertible Notes issued pursuant to the Facility Agreement (collectively, including all Senior Secured Convertible Notes issued in exchange, transfer or replacement thereof, and as any of the foregoing may be amended, restated, supplemented or otherwise modified from time to time, the “Notes”). All capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Facility Agreement.
This Note evidences a Loan issued under the Facility Agreement. Accordingly, any payment of the Principal of this Note (it being agreed that the settlement of the Company’s obligations by delivery of Conversion Shares (as defined below) or payment of applicable Cash Settlement Amounts (as defined below) in respect of Excess Conversion Shares (as defined below) upon conversion of any Principal of this Note shall be deemed to constitute payment of such Principal) or any payment of Interest hereon constitutes a payment of the principal amount of such Loan or interest thereon, as the case may be. The Principal amount of this Note will be reduced to the extent it is used to pay the Exercise Price of any Warrants in accordance with Section 2.2 of the Facility Agreement
This Note is secured by Liens on and security interests in certain property and assets of the Company and the other Loan Parties that have been granted to the Agent, for the benefit of the Secured Parties, pursuant to the Facility Documents. Reference is hereby made to the other Facility Documents for a description of the Collateral securing the obligations evidenced by this Note, the terms and conditions upon which such Liens and security interests were granted and the rights and remedies of the Holder in respect thereof.
The Company has the right, upon the terms and subject to the conditions set forth in the Facility Agreement (including, for the avoidance of doubt, the issuance to the Holder of one or more Warrants in accordance with Section 2.9 of the Facility Agreement), and under certain circumstances may have an obligation, to make payments of Principal prior to the due date for such payments set forth in the Facility Agreement. The Facility Agreement contains provisions for acceleration of the maturity of the unpaid Principal upon the happening of certain events.
1.Definitions.
(a)Certain Defined Terms. For purposes of this Note, the following terms shall have the following meanings:
(i)“Asset Sale” means a transaction described in clause (B) of the definition of “Major Transaction” in connection with which the Company distributes assets to stockholders.
(ii)“Bloomberg” means Bloomberg Financial Markets or an equivalent, reliable reporting service designated by the Company and subject to the consent of the Required Note Holders (such consent not to be unreasonably withheld, conditioned or delayed).
(iii)“Capital Stock” means, for any entity, any and all capital stock, shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity, but for the avoidance of doubt, excluding any debt securities convertible into such stock.
(iv)“Closing Price” means, for any security as of any Trading Day, the closing (last sale) price per share for such security on its Principal Market on such Trading Day (at the end of regular trading hours on such Principal Market), as reported by Bloomberg, or if no closing price per share is reported for such security by Bloomberg, the average of the last bid and last ask price (or if more than one in either case, the average of the average last bid and average last ask prices) per share for such security on such Trading Day as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is traded. If such security is not listed for trading on a U.S. national or regional securities exchange on the relevant Trading Day, then the Closing Price for such security will be the average of the mid-point of the last bid and last ask prices per share for such security in the over-the-counter market on the relevant Trading Day as reported by OTC Markets Group or similar organization. If the Closing Price cannot be calculated for a security on such date on any of the foregoing bases, the Closing Price of such security on such date shall be the fair market value per share of such security as determined in good faith by the Company in reliance on an opinion of a nationally recognized independent investment banking firm retained by the Company (at its sole cost and expense) for this purpose; provided, that (i) the Holder shall have a right to receive from the Company the calculations performed to arrive at such fair market value and a copy of each valuation used in connection therewith, and (ii) to the extent the most recent such valuation is made as of a date that precedes the date for which the Closing Price is being determined, the Closing Price shall be adjusted to reflect subsequent events that occur after the date of such valuation.
(v)“Common Stock” means the common stock, par value $0.0001 per share, of the Company, subject to Section 3(e).
(vi)“Conversion Amount” means the Principal to be converted with respect to which this determination is being made.
(vii)“Conversion Price” means $8.567, subject to adjustment as provided herein.
(viii)“Delisting Event” means any of the following: (A) the Common Stock is not listed on the Principal Market or (B) trading in the Common Stock on the Principal Market is suspended for a period exceeding five Trading Days.
(ix)“Dollars” or “$” means United States Dollars.
(x)“Eligible Market” means the New York Stock Exchange, Inc., the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market (or, in each case, any successor thereto).
(xi)“Enterprise Value” means, as of the Trading Day immediately preceding the first date on which the Company delivers or by which it is obligated to deliver a Major Transaction/Organic Change Notice (as defined in Section 3(c)) with respect to the transaction for which the determination of Enterprise Value is being made, (A) the product of (x) the number of issued and outstanding Shares on such date multiplied by (y) the Closing Price of the Common Stock on such date, plus (B) the amount of the Company’s and its consolidated subsidiaries’ debt (other than debt that is convertible into Shares) as shown on the latest consolidated financial statements of the Company and its subsidiaries filed with the SEC (the “Current Financial Statements”), plus (C) if applicable, the aggregate liquidation preference of the outstanding shares of each class of the Company’s preferred stock (other than preferred stock that is convertible into Shares), if any, plus (D) in the case of the Company’s and its subsidiaries’ debt, in-the-money warrants or preferred stock that is convertible or exercisable into Shares, the greater of (x) the aggregate principal amount or liquidation preference (as applicable) of such debt, warrants or preferred stock and (y) the result of (I) the number of Shares into which such debt, warrants or preferred stock is convertible or exercisable (without giving effect to any limitations on conversion) on such date multiplied by (II) the Closing Price of the Common Stock on such date, minus, in the case of any such warrants, the aggregate exercise price thereof, less (E) the amount of cash and cash equivalents of the Company and its consolidated subsidiaries, as shown on the Current Financial Statements.
(xii)“Equity Compliance Default” means the occurrence of any of the following: (A) the Common Stock ceases to be listed, traded or publicly quoted on any Eligible Market on which it is then listed and is not immediately re-listed or requoted on another Eligible Market; (B) the Common Stock ceases to be registered under Section 12 of the Exchange Act; (C) a Registration Failure (as defined in the Registration Rights Agreement) occurs and remains uncured for a period of more than thirty (30) days; (D) a Public Reporting Failure (as defined in the Registration Rights Agreement) occurs and remains uncured for a period of more than thirty (30) days; (E) at any time, the Company announces or states in writing that it will not honor its obligations to issue and deliver Conversion Shares to any Holder upon conversion of such Holder’s Note; (F) a Conversion Failure (as defined below) occurs and remains uncured for a period of more than ten (10) Business Days, other than to the extent such Conversion Failure occurs and remains uncured solely as a result of a Third Party Delivery Failure; (G) a Legend Removal Failure occurs and remains uncured for a period of ten (10) days, other than to the extent such Legend Removal Failure occurs and remains uncured solely as a result of a Third Party Delivery Failure; (H) a Transfer Delivery Failure occurs and remains uncured for a period of twenty (20) days; (I) the Company breaches any of its obligations under Section 3 in respect of an Organic Change; or (J) the Company commits any other material breach of its obligation under this Note or under the Registration Rights Agreement and such breach remains uncured for a period of more than thirty (30) days.
(xiii)“Excess Conversion Shares” means, with respect to each conversion of this Note (in whole or in part), including, for the avoidance of doubt, each Major Transaction Conversion in respect of a Company Share Major Transaction, the number of Conversion Shares (if any) issuable upon such conversion (disregarding for such purpose the 4.9% Cap, the Cap Allocation Amount and any other restriction or limitation on conversion) in excess of the Cap Allocation Amount in effect immediately prior to such conversion.
(xiv)“Exchange Cap Amount” means [______] {Insert the result of (x) 14,428,074 Shares, multiplied by (y) a fraction, the numerator of which is the initial principal amount of this Note and the denominator of which is $110,000,000} Shares (subject to appropriate adjustment for any Stock Event that occurs following the date hereof).
(xv)“Fair Market Value” means (i) with respect to any security that is listed, quoted or traded on an Eligible Market, as of any date of determination, the Closing Price of such security on such date, and (ii) with respect to any other security or asset, the fair market value as mutually determined in good faith by the Board of Directors of the Company and Required Note Holders, subject to the dispute resolution provisions set forth in Section 2(c)(iii) below.
(xvi)“Freely Tradeable Shares” means Shares that, at the time of issuance thereof, (i) are duly authorized, validly issued, fully paid and non-assessable, (ii) are the subject of an effective registration statement that is available for the resale thereof, as provided for in the Registration Rights Agreement, and (iii) do not bear, and are not subject to, any restrictive legend, stop transfer or similar restriction.
(xvii)“Interest” means any interest (including any default interest) accrued on the Principal pursuant to the terms of this Note and the Facility Agreement.
(xviii)“Issuance Date” means August 9, 2022 regardless of any exchange or replacement hereof.
(xix)“Legend Removal Failure” means the Company fails to issue this Note and/or Conversion Shares without a restrictive legend, or fails to remove a restrictive legend, when and as required under Section 2(d) hereof.
(xx)“Major Transaction” means any of the following, in each case, whether effected in a single transaction or series of related transactions, directly or indirectly:
(A)a consolidation, merger, exchange of shares, tender or exchange offer, recapitalization, reorganization, business combination, purchase or sale of shares or other similar event, (1) following which the holders of Common Stock, or of the voting power of voting stock immediately preceding such consolidation, merger, exchange, recapitalization, reorganization, business combination, sale of shares or other event either (a) no longer hold a majority of the outstanding shares of Common Stock or of the shares or voting power of voting stock of the Company or its direct or indirect parent, or (b) no longer have the ability to elect a majority of the Board of Directors of the Company or its direct or indirect parent, or (2) as a result of which the Common Stock shall be changed into (or the holders of the shares of Common Stock become entitled to receive) the same or a different number of shares of the same or another class or classes of stock or securities of the Company or of another entity (other than to the extent the shares of Common Stock are changed or exchanged solely to reflect a change in the Company’s jurisdiction of incorporation);
(B)the sale or transfer (including, for the avoidance of doubt, by way of an exclusive license that is substantially equivalent to a sale), in one transaction or a series of related transactions of (i) all or substantially all of the consolidated assets of the Company (including, for the avoidance of doubt, a sale of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole) to any Person other than one of the Company’s wholly-owned Subsidiaries or (ii) assets of the Company (including, for the avoidance of doubt, assets of the Company and its Subsidiaries, taken as a whole) to any Person other than one of the Company’s wholly-owned Subsidiaries for a purchase price equal to more than 50% of the Enterprise Value of the Company;
(C)the stockholders of the Company approve any plan or proposal for the liquidation, dissolution or winding-up of the Company;
(D)a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Company, files any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner” as defined in Rule 13d-3 under the Exchange Act of the Company’s Capital Stock representing beneficial ownership of more than 50% of the outstanding shares of Common Stock or the shares or voting power of the Company’s voting stock; provided, however, that a transaction or event that simultaneously constitutes a Major Transaction under both this clause (D) and clause (A) above will be deemed to constitute a Major Transaction solely pursuant to clause (A) above;
(E)as of the close of trading on any Trading Day, the Market Capitalization is less than $15 million; or
(F)the occurrence of an Equity Compliance Default.
(xxi)“Major Transaction Effective Date” means, with respect to any Major Transaction, the date on which such Major Transaction occurs or becomes effective.
(xxii)“Major Transaction Redemption Price” means the Principal amount of this Note to be redeemed pursuant to a Major Transaction Redemption.
(xxiii)“Market Capitalization” means, as of any date of determination, the product of (x) the number of issued and outstanding shares of Common Stock as of such date (excluding, for the avoidance of doubt, any shares of Common Stock issuable upon the exercise of options or warrants or conversion of any convertible securities), multiplied by (y) the Closing Price per share of Common Stock on such Date.
(xxiv) “Market Price” means, with respect to each conversion of Principal into Conversion Shares (other than a Successor Major Transaction Conversion, but including each Major Transaction Conversion in respect of a Company Share Major Transaction), the Closing Price per share of Common Stock on the Trading Day immediately prior to the date on which the related Conversion Notice was delivered to the Company.
(xxv)“Optional Redemption Price” means the Principal amount of this Note to be redeemed pursuant to an Optional Redemption.
(xxvi)“Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest enterprise value as of the date of consummation of a Major Transaction.
(xxvii)“Pending Redemption Period” means the period commencing on the date an Optional Redemption Notice is delivered hereunder and ending on the earlier of the date (which shall not be prior to the applicable Optional Redemption Date) the Optional Redemption Price payable to the Holder thereunder is paid in full and the date the Pending Redemption Period is terminated by the Holder in accordance with Section 7(d) or in accordance with Section 7(c).
(xxviii)“Premium Amount” means, (a) with respect to each conversion of Principal into Conversion Shares other than a Successor Major Transaction Conversion (but including each Major Transaction Conversion in respect of a Company Share Major Transaction), 1.95% of the Conversion Amount, or (b) with respect to any Successor Major Transaction Conversion, zero dollars ($0).
(xxix)“Principal” means the outstanding principal amount of this Note as of any date of determination.
(xxx)“Principal Market” means, with respect to the Common Stock, the principal Eligible Market on which the Common Stock is listed, and with respect to any other security, the principal securities exchange or trading market for such security.
(xxxi)“Pro Rata Repurchase” means any purchase of shares of Common Stock by the Company or any subsidiary thereof pursuant to any tender offer or exchange offer subject to Section 13(e) of the Exchange Act (other than solely pursuant to an odd-lot tender offer pursuant to Rule 13e-4(h)(5) under the Exchange Act); provided, however, that, for the avoidance of doubt, “Pro Rata Repurchase” shall not include any purchase of shares by the Company or any subsidiary thereof made in accordance with the requirements of Rule 10b-18 as in effect under the Exchange Act.
(xxxii)“Registration Rights Agreement” means that certain Amended and Restated Registration Rights Agreement, dated as of August 9, 2022, by and among the Company, Deerfield Partners, L.P., Deerfield Private Design Fund IV, L.P., Deerfield Private Design Fund V, L.P. and any other Investors (as defined therein) from time to time signatory thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.
(xxxiii) “Required Note Holders” means, as of any date of determination, Holders of Notes having an aggregate principal amount of more than 50% of the outstanding principal amount of all Notes as of such date.
(xxxiv)“Rule 144 Affiliate” each means, with respect to any person as of the applicable time of determination, that such person is not as of such time, and has not been at any time during the preceding three months, a “person” that is an “affiliate” of the Company within the meaning of Rule 144.
(xxxv) “Shares” means shares of Common Stock.
(xxxvi)“Standard Settlement Period” means the standard settlement period for equity trades effected by U.S. broker-dealers, expressed in a number of Trading Days, as in effect on the date the applicable Conversion Notice (as defined below) is received or deemed received by the Company.
(xxxvii) “Stock Event” means a stock split, stock combination, reclassification, payment of stock dividend, recapitalization or other similar transaction of such character that the outstanding shares of Common Stock shall be changed into or become exchangeable for a larger or small number of shares.
(xxxviii)“Successor Entity” means any Person purchasing the Company’s assets sold in a Major Transaction or a majority of the Company’s Capital Stock in a Major Transaction, or any successor entity resulting from a Major Transaction, or if the Note is to be convertible for shares of Capital Stock of any such Person’s Parent Entity, its Parent Entity.
(xxxix)“Successor Major Transaction” means either a Takeout Major Transaction or an Asset Sale.
(xl) “Takeout Major Transaction” means a “Major Transaction” in which the outstanding shares of Common Stock of the Company are converted into the right to receive cash, securities of another entity and/or other assets.
(xli)“Third Party Delivery Failure” means each of:
(i) a Conversion Failure in respect of Conversion Shares required to be issued (free of any restrictive legend) in accordance with Section 2(c)(ii) in reliance upon an Unrestricted Condition specified in clause (A), (C), (D) or (E) of the definition of “Unrestricted Conditions,” to the extent such Conversion Failure is caused solely by (x) a refusal by the Transfer Agent to act as DTC custodian / “FAST” agent for such Conversion Shares identified in DTC’s book-entry system with an “unrestricted” CUSIP number or post a deposit instruction through DTC’s Deposit/Withdrawal at Custodian (DWAC) system for such Conversion Shares with an “unrestricted” CUSIP number, provided, that the Transfer Agent’s refusal to so act is consistent with the actions it is taking generally in respect of other similarly situated former “special purpose acquisition companies,” and/or (z) a refusal by DTC to permit the issuance or delivery of such Conversion Shares through its book-entry facilities with an “unrestricted” CUSIP number; provided, in each case, that the Company shall have complied with its obligations under Section 2(d) in respect of legal opinions and otherwise used its reasonable best efforts (by delivery of any necessary documentation and otherwise) to cause the Transfer Agent and/or DTC, as applicable, to timely issue the Conversion Shares (free of any restrictive legend) via the DWAC system in accordance with Section 2(c)(ii) and Section 2(d); and
(ii) a Legend Removal Failure in respect of a breach of the Company’s obligation to issue this Note and/or Conversion Shares free of any restrictive legend in reliance upon an Unrestricted Condition specified in clause (A), (C), (D) or (E) of the definition of “Unrestricted Conditions” to the extent such breach is solely based on the Transfer Agent’s refusal to remove such legend, based on the Company’s status as a former “special purpose acquisition company,” provided that the Transfer Agent’s refusal to so act is consistent with the actions it is taking generally in respect of other similarly situated former “special purpose acquisition companies,” provided, further, that the Company shall have complied with its obligations under Section 2(d) in respect of legal opinions and otherwise used its reasonable best efforts (by delivery of any necessary documentation and otherwise) to cause the Transfer Agent to timely issue or delivery this Note or the Conversion Shares, as applicable, free of any restrictive legend, in accordance with Section 2(d).
Notwithstanding the foregoing, in no event shall a Conversion Failure or Legend Removal Failure that occurs in connection with the delivery of Conversion Shares or the issuance of this Note and/or any Conversion Shares, as applicable, in reliance upon clause (B) of the definition of “Unrestricted Conditions” constitute a Third Party Delivery Failure (irrespective of whether any other clause of the definition of Unrestricted Conditions shall be applicable).
(xlii)“Trading Day” means, in respect of any security, any day on which trading of such security occurs on its Principal Market.
(xliii)“Transfer Delivery Failure” means the Company has failed to deliver a Note within any applicable Transfer Delivery Period.
(xliv)“Volume Weighted Average Price” means, as of any Trading Day, (A) the volume weighted average sale price per share of the Common Stock on the Principal Market, as reported by Bloomberg, or (B) if no volume weighted average sale price is reported for the Common Stock, then the Closing Price on such Trading Day, or, if no Closing Price is reported for the Common Stock by Bloomberg, the average of the last bid and last ask price (or if more than one in either case, the average of the average last bid and average last ask prices) of the Common Stock on such Trading Day as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is traded. If the Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant Trading Day, then the Volume Weighted Average Price will be the average of the mid-point of the last bid and last ask prices of the Common Stock in the over-the-counter market on the relevant Trading Day as reported by OTC Markets Group or similar organization. If the Volume Weighted Average Price cannot be calculated for the Common Stock on such date in the manner provided above, the Volume Weighted Average Price shall be the fair market value per share of Common Stock as mutually determined in good faith by the Board of Directors of the Company and the Holders holding a majority of the aggregate outstanding Principal amount of the Notes being converted for which the calculation of the Volume Weighted Average Price is required. The Volume Weighted Average Price shall be determined without regard to after-hours trading or any other trading outside of the regular trading hours. In the event that a Stock Event is consummated during any period of consecutive Trading Days on which Volume Weighted Average Prices are being calculated, the Volume Weighted Average Price for each Trading Day during such period prior to the effectiveness of such Stock Event shall be appropriately adjusted to reflect such Stock Event.
2.Conversion Rights. This Note may be converted into Shares on the terms and conditions set forth in this Section 2.
(a)Conversion at Option of the Holder. On or after the date hereof, the Holder shall have the right at any time and from time to time to convert all or any portion of the Principal into fully paid and nonassessable Shares (the “Conversion Shares”); provided, however, that, on or prior to the date the Stockholder Approval has been obtained, (i) the Holder shall not be entitled to convert any Principal into Conversion Shares in excess of the Cap Allocation Amount in effect as of the Conversion Date and (ii) the Company shall pay to the Holder upon any conversion of Principal that would otherwise result in the issuance of any Excess Conversion Shares the Cash Settlement Amount in lieu of issuing such Excess

Conversion Shares in accordance with the terms of Section 2(m). The Company shall not issue any fraction of a Share upon any conversion. If the issuance would result in the issuance of a fraction of a Share, then the Company shall either (x) round such fraction of a Share up to the nearest whole Share; or (y) pay, in lieu of such fraction of a Share, a cash amount equal to the product of such fraction and the Closing Price per share of Common Stock on the trading day immediately before the date on which the related Conversion Notice was delivered to the Company.
(b)Conversion Rate. Subject to Section 2(c) (and, in the case of Major Transaction Conversions, the Holder’s right to receive Additional Conversion Shares as provided in Sections 3(a)), the number of Conversion Shares issuable upon a conversion of any portion of this Note pursuant to Section 2, shall be determined according to the following formula (the “Conversion Rate”).

Conversion Amount	+	Premium Amount (if any)
Conversion Price		Market Price
(c)Mechanics of Conversion. The conversion of this Note shall be conducted in the following manner:
(i)Holder’s Delivery Requirements. In order to convert Principal into Conversion Shares (including pursuant to a Major Transaction Conversion) on any date (the “Conversion Date”), the Holder shall (A) transmit by email (or otherwise deliver), for receipt on or prior to 5:00 p.m. New York City time on such date, a signed (which may be in electronic format) copy of a written conversion notice in the form attached hereto as Exhibit A (the “Conversion Notice”) to the offices of the Company at 18000 Studebaker Road, Suite 800, Cerritos, California 90703, E-mail: bradhively@theoncologyinstitute.com, Attn: Brad Hively, or such other address or email address as the Company may designate in writing and (B) if required by Section 2(c)(vi), surrender to a common carrier for delivery to the Company, no later than three (3) Business Days after the Conversion Date, the original Note being converted (or an indemnification undertaking in customary form with respect to this Note in the case of its loss, theft or destruction).
(ii)Company’s Response. Upon receipt or deemed receipt by the Company of a duly completed Conversion Notice, including a Conversion Notice in respect of a Company Share Major Transaction, the Company (I) shall promptly send, via electronic mail, a confirmation of receipt of such Conversion Notice (which confirmation shall include the Company’s determination of the number of Excess Conversion Shares (if any) and any Cash Settlement Amount applicable to such Conversion Notice) to the Holder and the Company’s designated transfer agent (the “Transfer Agent”), which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein, and (II), on or before the second (2nd) Trading Day (or, if earlier, the last day of the Standard Settlement Period), or in the case of clause (B) of this paragraph, on or before the third (3rd) Trading Day, following the Conversion Date (as applicable the “Conversion Share Delivery Date”), (A) provided that the Holder or its designee is eligible to receive such Conversion Shares through The Depository Trust Company (“DTC”) (which shall include any time at which any of the Unrestricted Conditions (as defined below) is satisfied), cause the Transfer Agent to credit such aggregate number of Conversion Shares to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian (DWAC) system; provided that a failure by the Transfer Agent to timely credit such Conversion Shares in accordance with this clause (A) to the extent it is caused solely by a failure by a DWAC Acceptance Failure the Holder or its designee to accept such DWAC transmission shall not be deemed a breach of this Section 2(c)(ii) (a “DWAC Acceptance Failure”); provided, further, that the Company or the Transfer Agent shall notify the Holder as promptly as possible (and in any event within one Trading Day) after the Company or the Transfer Agent becomes aware of the fact that a DWAC Acceptance Failure has occurred, or (B) if the foregoing shall not apply (including, but only if directed by the Holder, as a result of a DWAC Acceptance Failure), issue and deliver to the address as specified in the Conversion Notice, a stock certificate, registered in the name of the Holder or its designee, for the number of Conversion Shares to which the Holder shall be entitled. The Conversion Shares will not contain a legend (or be subject to stop transfer or similar instructions) restricting the resale or transferability thereof if any of the Unrestricted Conditions is met.
(iii)Dispute Resolution. In the case of a dispute between the Company and the Holder as to the determination of the Conversion Price (including for purposes of calculating any applicable Warrant Share Number), Market Price, Major Transaction Redemption Price, Successor Major Transaction Consideration, Major Transaction Company Shares, the Major Transaction Conversion Amount (including any determination as to Fair Market Value), the Optional Redemption Price, the Cash Settlement Amount or the arithmetic calculation of the Premium Amount, Conversion Rate or the Warrant Share Number applicable to any Warrant issuable upon the prepayment of this Note, the Company (i) shall issue, or instruct the Transfer Agent to issue, as applicable, to the Holder the number of Conversion Shares that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to the Holder via email within two (2) Business Days of receipt or deemed receipt of the Holder’s Conversion Notice or other date of determination and (ii) shall not be entitled to deliver an Optional Redemption Notice, consummate an Optional Redemption or otherwise prepay this Note, in whole or in part, until such dispute shall have been resolved in accordance with the terms hereof. If the Holder and the Company are unable to agree upon the determination of the Conversion Price, Market Price, Major Transaction Redemption Price, Successor Major Transaction Consideration, Major Transaction Company Shares, Major Transaction Conversion Amount, Optional Redemption Price, the Cash Settlement Amount or arithmetic calculation of the Premium Amount, Conversion Rate or applicable Warrant Share Number within one (1) Business Day of such disputed determination or arithmetic calculation being transmitted to the Holder, then the Company shall promptly (and in any event within two (2) Business Days) submit via email (A) the disputed determination of the Conversion Price (including for purposes of calculating any applicable Warrant Share Number), Market Price, Major Transaction Redemption Price, Successor Major Transaction Consideration, Major Transaction Conversion Amount, Optional Redemption Price or the Cash Settlement Amount, as applicable, to an independent, reputable investment banking firm selected by the Company and subject to the approval of the Required Note Holders (such consent not to be unreasonably withheld, conditioned or delayed), or (B) the disputed arithmetic calculation of the Premium Amount, Conversion Rate or the arithmetic calculation of the Warrant Share Number to an independent registered public accounting firm selected by the Company and, if not the Company’s auditors, subject to the approval of the Required Note Holders, as the case may be. The Company shall direct the investment bank or the accounting firm, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than two (2) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accounting firm’s determination or calculation, as the case may be, shall be binding upon all parties absent manifest error. Notwithstanding anything herein to the contrary, any such final determination in respect of a dispute in connection with a Major Transaction in which the Company is not the surviving parent entity, shall be made prior to the occurrence of such Major Transaction. Neither the Holder nor the Company shall have the right to dispute any determination pursuant to the provisions of this Section 2(c)(iii) unless such party notifies the other party of such dispute in writing no later than two (2) Business Days after the other party notifies the Holder or the Company, as applicable, in writing of such determination.
(iv)Record Holder. The Conversion Shares issuable upon a conversion of this Note (except to the extent such conversion is required to be settled in cash) shall be deemed to have been issued to the Person or Persons entitled to receive such Conversion Shares and such Person or Persons shall be treated for all purposes as the legal and record holder or holders of such Conversion Shares upon delivery to the Company by the Holder of the Conversion Notice.
(v)Company’s Failure to Timely Convert.
(A) Cash Damages. If by the third Trading Day following the Conversion Share Delivery Date or, in the case of a conversion of this Note in respect of Excess Conversion Shares, the date by which the Cash Settlement Amount is payable (the “Cash Damages Trigger Date”) (including, for the avoidance of doubt, in the case of a Major Transaction Conversion effected in connection with a Company Share Major Transaction) the Company shall fail (i) to issue and deliver a certificate to the Holder for, or, if as required by Section 2(c)(ii) hereof the Transfer Agent shall fail to credit the Holder’s or its designee’s balance account with DTC with, the applicable number of Conversion Shares (in each case, free of any restrictive legend, provided that any Unrestricted Condition is satisfied and regardless of whether a Third Party Delivery Failure has occurred) or (ii) pay such Cash Settlement Amount, then, in addition to all other available remedies that the Holder may pursue hereunder, under the Facility Documents or otherwise at law or in equity, the Company shall pay as partial liquidated damages to the Holder, in cash, for each 30 day period after such Cash Damages Trigger Date such conversion is not effected in an amount equal to (prorated for any partial period) two percent (2.0%) of (y) in the case of a failure to timely deliver Conversion Shares, the product of (I) the number of Conversion Shares not issued and delivered to the Holder (in each case, free of any restrictive legend, provided, that any Unrestricted Condition is satisfied) or its designee on or prior to the Cash Damages Trigger Date and to which the Holder is entitled and (II) the Volume Weighted Average Price of a share of Common Stock on the Conversion Share Delivery Date or (z) in the case of a failure to timely pay a Cash Settlement Amount, such Cash Settlement Amount. Alternatively, in lieu of the foregoing damages, but in addition to any other rights or remedies available to the Holder under this Note or any other Facility Document or otherwise at law or in equity, at the written election of the Holder made in the Holder’s sole discretion, if, on or after the applicable Conversion Date, the Holder or its brokerage firm purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of Conversion Shares that such Holder was entitled to receive upon such conversion (such purchased shares, “Buy-In Shares”), the Company shall (I) be obligated to promptly pay to the Holder, in cash, (in addition to all other available remedies that the Holder may otherwise have), 100% of the amount by which (A) the Holder’s total purchase price (including brokerage commissions, if any) for such Buy-In Shares exceeds (B) the net proceeds received by the Holder from the sale of a number of shares equal to up to the number of Conversion Shares such Holder was entitled to receive but had not received on the Conversion Share Delivery Date (regardless of whether a Third Party Delivery Failure has occurred) and (II) at the option of the Holder, by notice to the Company made via email prior to receipt by the Holder of the Conversion Shares, either reinstate the portion of this Note and equivalent number of Conversion Shares for which such conversion was not honored or deliver to the Holder the number of Shares that would have been issued had the Company timely complied with its conversion and delivery obligations hereunder (in each case, regardless of whether a Third Party Delivery Failure has occurred). Nothing herein shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver Conversion Shares upon conversion of this Note as required pursuant to the terms hereof.

(B)Void Conversion Notice. If for any reason the Holder has not received all of the Conversion Shares (free of any restrictive legend, provided that any Unrestricted Condition is satisfied) prior to the tenth (10th) Business Day after the Conversion Share Delivery Date with respect to a conversion of this Note in accordance with Section 2(c)(ii) or, in the case of Excess Conversion Shares, has not received all of the Cash Settlement Amount by the due date therefor (a “Conversion Failure”), then the Holder, upon written notice to the Company by facsimile or electronic mail (a “Void Conversion Notice”), may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any portion of this Note that has not been converted pursuant to the Holder’s Conversion Notice or, in the case of Excess Conversion Shares, with respect to which a Cash Settlement Amount has not been paid; provided, that the voiding of the Holder’s Conversion Notice shall not affect the Company’s obligations to make any payments that have accrued prior to the date of such Void Conversion Notice pursuant to Section 2(c)(v)(A).
(C)Event of Default. Notwithstanding anything to the contrary contained in this Note or in the Facility Agreement, neither a Conversion Failure nor a Legend Removal Failure shall constitute an Event of Default under the Facility Agreement to the extent such Conversion Failure or Legend Removal Failure, as applicable, results solely from a Third Party Delivery Failure.
(vi)Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion or redemption of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless all of the Principal is being converted or redeemed. The Holder and the Company shall maintain records showing the Principal converted or redeemed and the dates of such conversions or redemptions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon any such partial conversion or redemption. Notwithstanding the foregoing, if this Note is converted or redeemed as aforesaid, the Holder may not transfer this Note unless the Holder first physically surrenders this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note of like tenor, registered as the Holder may request, representing in the aggregate the remaining Principal represented by this Note. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion or redemption of any portion of this Note, the Principal of this Note may be less than the principal amount stated on the face hereof.
(d)Legends.
(vii)Restrictive Legend. The Holder understands that, except as otherwise specified pursuant to Section 2(d)(ii), the Conversion Shares may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such securities):
“THE OFFER AND SALE OF THE SECURITIES REPRESENTED BY THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION HEREOF MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER

THE SECURITIES ACT, INCLUDING PURSUANT TO RULE 144 (OR, IN THE CASE OF THIS NOTE, RULE 144A) UNDER THE SECURITIES ACT OR PURSUANT TO A PRIVATE SALE EFFECTED UNDER SECTION 4(A)(7) OF THE SECURITIES ACT OR APPLICABLE FORMAL OR INFORMAL SEC INTERPRETATION OR GUIDANCE, SUCH AS A SO-CALLED “4[a](1) AND A HALF” SALE. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN, FINANCING OR INDEBTEDNESS ARRANGEMENT SECURED BY THE SECURITIES.”
(viii)Removal of Restrictive Legend. This Note and the certificates evidencing the Conversion Shares, as applicable, shall not contain or be subject to (and the Holder shall be entitled to removal of) any legend (or stop transfer or similar instruction) restricting the transfer thereof (including the legend set forth above in subsection 2(d)(i)): (A) while a registration statement (including a Registration Statement, as defined in the Registration Rights Agreement) covering the sale or resale of such security by the holder thereof is effective under the Securities Act, or (B) if the Holder provides customary certifications to the effect that it has sold, or is selling substantially contemporaneously with the delivery of such certifications, such Note and/or Conversion Shares pursuant to such a registration statement or Rule 144, or (C) if such Note or Conversion Shares, as the case may be, are eligible for sale under Rule 144(b)(1) as set forth in customary non-affiliate certifications provided by the Holder, or (D) if at any time on or after the date hereof that the Holder certifies that it is not a Rule 144 Affiliate and that the Holder’s holding period for purposes of Rule 144 and, in the case of the Conversion Shares, subsection (d)(3)(ii) thereof with respect to such Note and/or Conversion Shares is at least six (6) months, or (E) if such legend is otherwise not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC) as determined in good faith by counsel to the Company or set forth in a legal opinion delivered by Outside Counsel to the Holder (collectively, the “Unrestricted Conditions”). Notwithstanding anything to the contrary contained herein, the Holder shall be deemed to have certified that it is not a Rule 144 Affiliate of the Company upon each delivery of a Conversion Notice unless the Holder otherwise advises the Company in writing, and, accordingly, upon delivery of a Conversion Notice at any time on or after February 9, 2023, the Company acknowledges and agrees that an Unrestricted Condition shall have been met and the Conversion Shares issued in respect of such Conversion Notice shall be issued free of all legends and stop transfer instructions, unless the Holder shall have advised the Company in writing that it is then a Rule 144 Affiliate of the Company or has been a Rule 144 Affiliate of the Company during the three-month period preceding the date of such Conversion Notice. The Company shall cause its counsel to issue a legal opinion to the Transfer Agent, or shall have made arrangements with the Holder reasonably acceptable to the Holder in respect of the delivery by Outside Counsel to the Holder of a legal opinion and taken such actions as shall be necessary to ensure that the Transfer Agent will rely on such opinion, in any case, promptly after the Effective Date (as defined below), or at such other time as any of the Unrestricted Conditions has been satisfied, if required by the Company’s Transfer Agent to effect the issuance of this Note or the Conversion Shares, as applicable, without a restrictive legend or removal of the legend hereunder. If any of the Unrestricted Conditions is met at the time of issuance of any of the Conversion Shares, then such Conversion Shares shall be issued free of all legends. The Company agrees that if any of the Unrestricted Conditions is met after the issuance of any Conversion Shares or such legend is otherwise no longer required under this Section 2(d), it will, no later than two (2) Trading Days (or, if less, the number of days comprising the Standard Settlement Period) following the delivery by the Holder to the Company or the Transfer Agent of this Note or a certificate representing Conversion Shares issued with a restrictive legend, deliver or cause to be delivered to such Holder or its designee this Note and/or a certificate (or electronic transfer) representing such shares that is free from all restrictive and other legends (or similar notations). For purposes hereof, “Effective Date” shall mean the date that the first Registration Statement covering the Conversion Shares that the Company is required to file pursuant to the Registration Rights Agreement has been declared effective by the SEC.
(e)    Sale of Unlegended Shares. The Holder covenants that it will not sell or otherwise transfer any Notes or Conversion Shares except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration and prospectus-delivery requirements of the Securities Act.
(f)    Share Dividend, Subdivision, Combination or Reclassification. If the Company shall, at any time or from time to time, (A) declare a dividend on the Common Stock payable in shares of its Capital Stock (including Common Stock), other than a dividend for which the Holder would be entitled to participate pursuant to Section 6, (B) subdivide the outstanding shares of Common Stock into a larger number of shares of Common Stock, or (C) consolidate or combine the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then in each such case, the Conversion Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification shall be adjusted so that the Holder of this Note upon conversion after such date at the Conversion Price shall be entitled to receive the aggregate number and kind of shares of the Company’s Capital Stock which, if this Note had been converted immediately prior to such date at the Conversion Price, such holder would have owned upon such conversion and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification. Any such adjustment shall become effective immediately after the record date of such dividend or the effective date of such subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur. The Company shall give the Holder the same notice it provides to holders of Common Stock of any transaction described in this Section 2(e).
(g)    Certain Repurchases of Common Stock. In case the Company effects a Pro Rata Repurchase of shares of Common Stock and the value (determined as of the time (the “Expiration Time”) such Pro Rata Repurchase expires by the Company in good faith) of the cash and other consideration paid per share of Common Stock in such Pro Rata Repurchase exceeds the Closing Price per share of Common Stock on the Trading Day immediately after the last date (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such Pro Rata Repurchase (such Closing Price, the “Pro Rata Repurchase Closing Price”), then the Conversion Price shall be reduced to the price determined by multiplying the Conversion Price in effect immediately prior to the Effective Time by a fraction of which the numerator shall be (i) the product of (x) the number of shares of Common Stock outstanding immediately prior to such Pro Rata Repurchase (including the shares to be repurchased or exchanged in the Pro Rata Repurchase) and (y) the Pro Rata Repurchase Closing Price, minus (ii) the aggregate value of all cash and any other consideration (determined as of the Expiration Time by the Company in good faith) paid or payable for shares purchased in such Pro Rata Repurchase, and of which the denominator shall be the product of (x) the number of shares of Common Stock outstanding immediately prior to such Pro Rata Repurchase, excluding the shares to be repurchased or exchanged in the Pro Rata Repurchase and (y) the Pro Rata Repurchase Closing Price.
(h)    Other Events. If any event of the type contemplated by the provisions of Section 2(f), 2(g), 3(e) or 6 or any other provision hereof that provides for an adjustment of Conversion Price, or the number and class of shares of capital stock issuable upon conversion of this Note, but not expressly provided for by any such provision occurs, then the Company shall make an appropriate adjustment in the Conversion Price and/or number and class of shares of capital stock issuable upon conversion of this Note in a manner consistent with such provisions; provided, that (A) no such adjustment shall increase the Conversion Price except as otherwise determined pursuant to the express provisions of Sections 2(f); and (B) no such adjustment will be required for any of the following events: (i) any Organic Change (as to which, for the avoidance of doubt, the provisions set forth in Section 3 will apply); (ii) any dividend or distribution on the Common Stock (as to which, for the avoidance of doubt, the provisions set forth in Section 6 will apply); (iii) any Pro Rata Repurchase (as to which, for the avoidance of doubt, the provisions set forth in Section 2(g) will apply); (iv) any event of the type described in clause (A), (B) or (C) of Section 2(f) (as to which, for the avoidance of doubt, the provisions set forth in Section 2(f) will apply); and (v) any Major Transaction (as to which, for the avoidance of doubt, the provisions set forth in Section 3 will apply).
(i)    Beneficial Ownership Cap. Notwithstanding anything herein to the contrary, the Company shall not issue to the Holder, and the Holder may not acquire, a number of Conversion Shares upon any conversion of this Note or otherwise acquire any Shares pursuant hereto or the Facility Agreement to the extent that, upon such conversion, the number of shares of Common Stock then beneficially owned by the Holder and its Affiliates and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act (including shares held by any “group” of which the Holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth hereinafter) would exceed 4.9% of the total number of shares of Common Stock then issued and outstanding (the “4.9% Cap”); provided that the 4.9% Cap shall not apply to the extent that the Common Stock is not deemed to constitute an “equity security” pursuant to Rule 13d-1(i) under the Exchange Act. For purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the SEC, and the percentage beneficially owned by the Holder shall be determined in a manner consistent with the provisions of Section 13(d) of the Exchange Act. For purposes hereof, the Holder may rely on the number of outstanding shares of Common Stock as set forth in the Company’s most recent annual report filed with the SEC, or any report filed by the Company with the SEC subsequent thereto, in each case, unless the Company has confirmed to the Holder the number of shares of Common Stock outstanding as provided in the next sentence (in which case the Holder may rely upon such confirmation); provided, that the number of outstanding shares of Common Stock for such purposes shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, any warrants (including the Warrants) and any Series A Common Stock Equivalent Convertible Preferred Stock, par value $0.0001 per share, of the Company, by the Holder and its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. Upon the written request of the Holder, the Company shall, within two (2) Trading Days, confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. Each delivery of a Conversion Notice by the Holder will constitute a representation by the Holder that it has evaluated the limitation set forth in this paragraph and determined that the issuance of the full number of Conversion Shares requested in such Conversion Notice is permitted under this paragraph.
(j)    HSR Submissions. If the Holder determines that the conversion of this Note is subject to notification under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the related rules and regulations promulgated thereunder (collectively, the “HSR Act”), each of the Company and the Holder agrees to (i) file its respective notification under the HSR Act within five (5) Business Days of the Holder informing the Company of its determination that a notification is required in connection with such exercise; (ii) cooperate with the other party in the other party’s preparing and making such submission and any responses to inquiries of the Federal Trade Commission (“FTC”) and/or Department of Justice (“DOJ”); and (iii) prepare and make any submission required to be filed by the Company or the Holder, as applicable, under the HSR Act and respond to inquiries of the FTC and DOJ in connection therewith. The Holder agrees to consult with the Company in good faith in connection with any such determination. The Company shall pay, or reimburse the Holder for, the costs of any required filing fees for any submissions under the HSR Act. Notwithstanding anything to the contrary in this Note, where the Holder notifies the Company that, pursuant to this section, the Holder has determined that an HSR filing is required, the Company shall not issue the applicable Conversion Shares until the expiration or early termination of the applicable waiting period under the HSR Act.
(k)    Taxes. In the event the Company previously remitted any amounts to a governmental authority on account of Taxes (other than Taxes indemnified under Section 2.4 of the Facility Agreement) required to be deducted or withheld in respect of any deemed distribution under Section 305 of the Code to a Holder that is not a U.S. Person as defined in the Code (a “non-U.S. Holder”) with respect to a Note or upon the conversion thereof, the Company or its paying agent shall be entitled to offset any such amounts against any amounts or value otherwise payable or deliverable to such Holder in respect of such Note. The Company shall notify the applicable non-U.S. Holder of its intention to make any such withholding or deduction reasonably in advance of doing so, and shall reasonably assist the Holder with claiming any exemption or reduction from such withholding or deduction allowable by law, provided, however, that the Company or its paying agent, as appropriate, shall, in good faith, determine the appropriate amount to withhold under applicable law after consulting with the Holder and its tax advisors. The Company shall provide a receipt or other evidence of payment of any such Taxes deducted or withheld reasonably acceptable to the Holder within 30 days after making any deduction or withholding of such Taxes.
(l)    Exchange Cap. Notwithstanding anything to the contrary contained herein, unless the Company shall have first obtained the Stockholder Approval, the Company shall not issue, upon conversion of this Note (in whole or in part) Shares in an amount greater than the difference of (i) the Exchange Cap Amount, minus (ii) the aggregate number of Conversion Shares (subject to appropriate adjustment for any Stock Event that occurs after the issuance of any Conversion Shares) issued prior to such time upon conversion of this Note (subject to adjustment as provided herein, the “Cap Allocation Amount”). In the event that the Holder shall sell or otherwise transfer this Note (in whole or in part), the Cap Allocation Amount applicable hereto immediately prior to such transfer shall be allocated to the Note acquired by the transferee on a pro rata basis (based on the portion of the principal amount of this Note so transferred relative to the aggregate outstanding principal amount of this Note immediately prior to such transfer). Upon the issuance of a Warrant in respect of each Optional Redemption, (A) the initial “Cap Allocation Amount” (as defined in the Warrants) applicable to such Warrant shall be the product of (x) the Cap Allocation Amount of this Note immediately prior to the consummation of such Optional Redemption, multiplied by (y) a fraction, the numerator of which shall be the Principal redeemed in such Optional Redemption and the denominator of which shall be the Principal amount of this Note immediately prior to such Optional Redemption and (B) effective immediately following the issuance of such Warrant, the Cap Allocation Amount of this Note shall be reduced by a number of Shares equal to the number of Shares comprising the “Cap Allocation Amount” of such Warrant. Notwithstanding anything to the contrary contained herein, the provisions of this Section 2(l) shall not apply to a Successor Major Transaction Conversion.
(m)    Cash Settlement. Upon the conversion of this Note (in whole or in part) by the Holder prior to the date the Stockholder Approval is obtained, the Company shall not issue any Excess Conversion Shares, and, in lieu of delivering Excess Conversion Shares, shall pay to the Holder an amount in cash (the “Cash Settlement Amount”) equal to the product of (A) the number of Excess Conversion Shares (including, for the avoidance of doubt, in the case of any Major Transaction Conversion in respect of a Company Share Major Transaction, the Base Conversion Shares and the Additional Conversion Shares), multiplied by (B) the Closing

Price on the Trading Day immediately preceding the Conversion Date. For the avoidance of doubt, the Holder shall not be required to specify (in a Conversion Notice or otherwise) whether a conversion would result in Excess Conversion Shares or require payment of a Cash Settlement Amount. Notwithstanding anything to the contrary contained herein, if the Holder delivers a Conversion Notice at any time prior to the time the Company obtains the Stockholder Approval, any Principal elected to be converted pursuant to such Conversion Notice (but solely to the extent in respect of any applicable Excess Conversion Shares) shall be deemed to be outstanding, and shall continue to bear interest, until the date the Cash Settlement Amount in respect of such principal shall have been paid to the Holder (except, for the avoidance of doubt, that if the Holder delivers a Void Conversion Notice with respect thereto, such Principal shall thereafter remain outstanding and bear interest until it is otherwise satisfied or converted in accordance with the terms hereof and of the Facility Agreement. The Cash Settlement Amount shall be paid, in cash, to the Holder within three (3) Business Days following the Conversion Date in accordance with instructions provided by Holder for payments under the Facility Agreement. In the event that (i) the Company consummates a Major Transaction, the Company shall pay, or cause the relevant Successor Entity to pay, to each Holder, concurrently with the consummation of such Major Transaction, all Cash Settlement Amounts payable to the Holder that remain unpaid as of the date such Major Transaction is consummated or (ii) the Obligations become due and payable pursuant to the Facility Agreement, all Cash Settlement Amounts that remain unpaid and are not yet due and payable shall simultaneously become due and payable to the each Holder to which such Cash Settlement Amounts are then payable.
3.Rights Upon Major Transaction or Organic Change. Without limiting any other rights of the Holder under the Facility Agreement or any other Facility Document in respect of Major Transactions, in the event of a Major Transaction, the Holder, at its option, may, (A) convert all or a portion of the outstanding Principal in accordance with the provisions of this Section 3 (a “Major Transaction Conversion”) or (B) require the Company to redeem all or any portion of the outstanding Principal of this Note for the Major Transaction Redemption Price as provided in this Section 3 (a “Major Transaction Redemption”).
(a)Major Transaction Conversion. The Holder may elect a Major Transaction Conversion as follows: (1) in the case of a Successor Major Transaction, the Holder, at its option, may elect to convert, in whole or in part, by written notice delivered to the Company in the manner provided in Section 3(c)(iii) and effective immediately prior to, and conditional upon, (x) the consummation of a Takeout Major Transaction or (y) in the case of an Asset Sale, the Company’s distribution of assets to its stockholders, as applicable (a “Successor Major Transaction Conversion”), the outstanding Principal into the amount of cash and other assets and the number of securities or other property of the Successor Entity or other entity that the Holder would have received had such Holder converted the Major Transaction Conversion Amount (as defined below) into the number of Shares equal to the Base Conversion Shares plus the Additional Conversion Shares (each as defined below) (without regard to the 4.9% Cap, the Cap Allocation Amount or any other restriction or limitation on conversion) immediately prior to such Takeout Major Transaction or distribution of assets (as applicable) (the “Successor Major Transaction Consideration”), and (2) in the case of any one or more Major Transactions other than a Successor Major Transaction (a “Company Share Major Transaction”), the Holder shall have the right to convert, in whole or in part, following the occurrence of any such Major Transaction and from time to time thereafter, the outstanding Principal into a number of Shares equal to the Base Conversion Shares plus the Additional Conversion Shares (“Major Transaction Company Shares”).
(b)Base Conversion Shares and Additional Conversion Shares. Notwithstanding anything herein to the contrary, with respect to any conversion or deemed conversion effected in connection with a Major Transaction pursuant to Section 3(a) (i) the aggregate total number of Major Transaction Company Shares into which all or any portion of the outstanding Principal may be converted and (ii) the aggregate number of Conversion Shares to be used for calculating the Successor Major Transaction Consideration in respect of any Major Transaction, shall be calculated to be the sum of (a) the number of Shares into which the outstanding Principal then being converted would otherwise be converted (in the case of a Major Transaction Conversion in respect of a Company Share Major Transaction, including (for the avoidance of doubt) Shares issuable in respect of the Premium Amount applicable to such Principal) as calculated under Section 2 hereof (such number of shares, the “Base Conversion Shares”), plus (b) the number of Shares equal to the product of (x) the Additional Share Coefficient (as such term is defined and determined for each $1,000 of outstanding Principal then being converted on Schedule 1 attached hereto and made a part hereof) for such Major Transaction and (y) a fraction, the numerator of which is the amount of the Principal then being converted and the denominator of which is $1,000 (such number of Shares calculated in accordance with this clause (b), the “Additional Conversion Shares”). Notwithstanding anything to the contrary contained herein, if, following a Company Share Major Transaction another Major Transaction shall occur, the Additional Share Coefficient shall be determined by reference to such Major Transaction that results in a determination of the greatest number of Additional Conversion Shares.
(c)Notice; Major Transaction Redemption Election; Major Transaction Conversion Election.
(i)At least thirty (30) days prior to the occurrence of any Major Transaction or Organic Change, but, in any event, one (1) Trading Day following the first to occur of (x) the date of the first public announcement by any Person of such Major Transaction or Organic Change if such announcement is made before 4:00 p.m., New York City time, or (y) the day following the date of first public announcement by any Person of such Major Transaction or Organic Change if such announcement is made on or after 4:00 p.m., New York City time, the Company shall deliver written notice thereof via (i) email and (ii) overnight courier to the Holder (a “Major Transaction/Organic Change Notice”); provided, however, that, with respect to any Major Transaction or Organic Change that is not a Successor Major Transaction, the applicable deadline by which the Company must deliver the Major Transaction/Organic Change Notice shall be within one (1) Trading Day following (x) the date of the first public announcement by any Person of such Major Transaction or Organic Change if such announcement is made before 4:00 p.m., New York City time, or (y) the day following the first public announcement by any Person of such Major Transaction or Organic Change if such announcement is made on or after 4:00 p.m., New York City time; and provided, further, that the Company shall make a public announcement of any Major Transaction or Organic Change not later than one (1) Trading Day after the Company first has knowledge of the occurrence thereof. Any Major Transaction/Organic Change Notice or other notice delivered or re-sent (or required to be delivered or re-sent) by or on behalf of the Company pursuant to this Section 3 shall be delivered (or re-sent, as applicable) to the Holder and its counsel by email and overnight courier. Each Major Transaction/Organic Change Notice shall prominently indicate that it is a “Major Transaction/Organic Change Notice” and the subject of any email that contains or attaches a Major Transaction/Organic Change Notice shall be “TOI – Major Transaction/Organic Change Notice.” Each Major Transaction/Organic Change Notice shall set forth the date on which the applicable Major Transaction or Organic Change has been or will be consummated (or, if such date is not known, the Company’s good faith estimate of the date of such consummation). If a Major Transaction or Organic Change shall not have been consummated within thirty (30) days following the date the Major Transaction/Organic Change Notice with respect thereto shall have first been delivered to the Holder, then promptly following such thirtieth (30th) day, such Major Transaction/Organic Change Notice shall be re-sent in accordance with this Section 3(c)(i) (provided, that such notice shall be updated, if applicable, to reflect the Company’s good faith estimate of the date on which the Major Transaction or Organic Change will be consummated as of the date such notice is re-sent). Without limiting the rights and remedies of the Holder hereunder or under the Facility Documents or otherwise at law or in equity, the failure to timely deliver or re-send any Major Transaction/Organic Change Notice or other notice pursuant to this Section 3 or to include any required information in such notice shall toll any time period hereunder for any response responding to, or taking any action following, such notice by the Holder.
(ii)If a Major Transaction/Organic Change Notice is given (or required to be given) at any time with respect to any Major Transaction, then (A) in the case of a Successor Major Transaction, at any time during the period beginning on the date the Company delivers (or by which it is obligated to deliver) such Major Transaction/Organic Change Notice and ending on the later of (1) five (5) Trading Days prior to the occurrence of such Major Transaction and (2) fifteen (15) Trading Days after the Holder’s receipt of the last Major Transaction/Organic Change Notice received by the Holder and (B) in the case of a Company Share Major Transaction, at any time beginning on the date the Company delivers (or by which it is obligated to deliver)) a Major Transaction/Organic Change Notice and ending 30 Trading Days after the latest of (X) the Holder’s receipt of such Major Transaction/Organic Change Notice, (Y) the effective date of the Company Share Major Transaction, and (Z) the Company’s public announcement thereof, the Holder may elect to require a Major Transaction Redemption by delivering written notice thereof (the “Major Transaction Redemption Notice”) to the Company, which Major Transaction Redemption Notice shall indicate the portion of the Principal that the Holder is electing to have redeemed in a Major Transaction Redemption.
(iii)If a Major Transaction/Organic Change Notice is given (or required to be given) in respect of a Successor Major Transaction, and the Holder has not elected to require a Major Transaction Redemption in respect of all of the Principal, at any time during the period beginning on the date the Company delivers (or by which it is obligated to deliver) such Major Transaction/Organic Change Notice in respect of a Major Transaction and ending on the later of (1) five (5) Trading Days prior to the occurrence of such Major Transaction and (2) fifteen (15) Trading Days after the Holder’s receipt of such Major Transaction/Organic Change Notice, the Holder may elect to require a Successor Major Transaction Conversion (in respect of all or any portion of the Principal, except any portion that the Holder has elected to be redeemed in a Major Transaction Redemption) by delivering written notice thereof (the “Major Transaction Early Termination Notice”) to the Company, which Major Transaction Early Termination Notice shall indicate the portion of the Principal that Holder is electing to be treated as a Successor Major Transaction Conversion (provided, for the avoidance of doubt, that the Holder may elect a Major Transaction Redemption in respect of a portion of the Principal and a Successor Major Transaction Conversion in respect of another portion of the Principal). If holders of any Shares are given any choice as to the securities, cash or property to be received in a Successor Major Transaction or Organic Change, then the Holder shall be given the same choice as to the type of consideration it receives upon any conversion of this Note in connection with such Successor Major Transaction or Organic Change.
(iv)In respect of any Company Share Major Transaction, at any time from the date the Company delivers (or is obligated to deliver) to the Holder a Major Transaction/Organic Change Notice with respect thereto, the Holder may deliver written notice of a Major Transaction Conversion (“Major Transaction Conversion Notice”) to the Company, which Major Transaction Conversion Notice shall indicate the portion of the Principal (the “Major Transaction Conversion Amount”) that the Holder is electing to treat as a Major Transaction Conversion (which may be of all or any portion of the Principal, except any portion that the Holder has elected to be redeemed in a Major Transaction Redemption), the Premium Amount with respect thereto and the effective date of such Major Transaction Conversion (which shall not be prior to the consummation of the applicable Company Share Major Transaction) (provided, for the avoidance of doubt, that the Holder may elect a Major Transaction Redemption in respect to a portion of the Principal and Major Transaction Conversions in respect of other portions of the Principal). For the avoidance of doubt, the Holder shall be permitted to make successive conversions and send successive Major Transaction Conversion Notices in respect of a Company Share Major Transaction from time to time (provided that the effective date of any such conversion shall not be prior to the consummation of the applicable Company Share Major Transaction).
(d)     Settlement of Major Transaction Consideration. Following receipt of a Major Transaction Redemption Notice or Major Transaction Early Termination Notice from the Holder in respect of a Successor Major Transaction, the Company shall not effect the Successor Major Transaction with respect to which Holder has elected (or is deemed to have elected) a Major Transaction Redemption or Successor Major Transaction Conversion unless it either (a) shall first place into an escrow account with an independent escrow agent, at least three (3) Trading Days prior to the closing date of the Successor Major Transaction, the Major Transaction Redemption Price and/or Successor Major Transaction Consideration (as applicable) applicable thereto, plus accrued and unpaid interest through the date of such payment or issuance, as applicable (and any other amounts payable under the Facility Agreement, including the Exit Fee and, in the case of a Major Transaction Redemption, the Make Whole Amount), or (b) shall obtain the written agreement of the Successor Entity (which agreement shall include provisions entitling the Holder to enforce such agreement as a third party beneficiary) that payment or issuance of the Major Transaction Redemption Price or Successor Major Transaction Consideration (as applicable) applicable thereto plus accrued and unpaid interest through the date of such payment or issuance, as applicable (and any other amounts payable under the Facility Agreement) shall be made to the Holder concurrently with the consummation of such Successor Major Transaction and such payment or issuance, as the case may be, which shall be a condition precedent to the consummation of such Successor Major Transaction. Concurrently upon closing of such Successor Major Transaction, the Company shall pay or issue, as the case may be, or instruct the escrow agent to deliver, or cause the Successor Entity to pay or issue, as applicable, the Major Transaction Redemption Price or Successor Major Transaction Consideration (as applicable) applicable thereto, as the case may be, plus accrued and unpaid interest through the date of such payment or issuance, as applicable (and any other amounts payable under the Facility Agreement).
(e)     Organic Change. Any merger, consolidation, business combination, recapitalization, reorganization, reclassification, spin-off or other transaction, in each case, that is effected in such a way (either directly or upon subsequent liquidation) that the Common Stock is exchanged for, converted into, or represents the right to receive, stock, securities or assets with respect to, or in exchange for, Shares (other than any transaction referred to in Section 2(e) or Section 6) is referred to herein as an “Organic Change.” Without limiting any other rights of the Holder under this Section 3 or any other provision of this Note, unless otherwise provided in writing by the Required Note Holders, prior to the consummation of any Organic Change, the Company will make appropriate provision (pursuant to written agreements in form and substance reasonably satisfactory to the Required Note Holders and approved by the Holder prior to the consummation of such Organic Change (such approval not to be unreasonably withheld or delayed)) to ensure that the Holder will thereafter have the right to acquire and receive, in lieu of the Shares otherwise acquirable or receivable upon the conversion of this Note (without regard to the 4.9% Cap, the Cap Allocation Amount or any other restriction or limitation on conversion; provided that such written agreement shall contain a limitation on conversion comparable to the 4.9% Cap), such shares of stock, securities and/or assets (collectively, “Reference Property”) as would have been issued or payable in such Organic Change with respect to, or in exchange for, the number of Shares which would have been acquirable or receivable upon the conversion of this Note immediately prior to such Organic Change (without regard to the 4.9% Cap, the Cap Allocation Amount or any other restriction or limitation on conversion). The Company shall not effect any Non-Surviving Organic Change (as defined below), unless prior to the consummation thereof, the Acquiring Entity (as defined below) provides a written agreement (in form and substance reasonably satisfactory to the Holder) and approved by Holder prior to the consummation of such Non-Surviving Organic Change (such approval not to be unreasonably withheld, conditioned or delayed) to deliver to the Holder, upon conversion of this Note, such shares of stock, securities and/or assets as would have been issued or payable in such Non-Surviving Organic Change with respect to, or in exchange for, the number of Shares that would have been acquirable or receivable upon the conversion of this Note immediately prior to such Organic Change (without regard to the 4.9% Cap, the Cap Allocation Amount or any other restriction or limitation on conversion). For purposes of this Note, “Non-Surviving Organic Change” means any Organic Change following which the Company is not a surviving entity or as a result of which the holders of the Shares are entitled to receive stock or other securities of a new Parent Entity, but excluding for avoidance of doubt, any such Organic Change in which the consideration payable in respect of the Shares is limited to cash; and “Acquiring Entity” means the Person purchasing assets of the Company in a Non-Surviving Organic Change or the Successor Entity resulting from any Non-Surviving Organic Change. Notwithstanding the foregoing, in no event shall a Major Transaction as to which Holder has exercised its right to require a Major Transaction Redemption or a Successor Major Transaction Conversion in respect of all of the Principal of this Note be subject to the provisions of this Section 3(e), and the foregoing shall not affect Holder’s right to convert this Note prior to the consummation of the Organic Change.
For the avoidance of doubt, the rights and obligations of the Company and the Holder upon the occurrence of a Major Transaction or Organic Change are conditional upon such Major Transaction or Organic Change being consummated (or actually occurring) and in the event that a Major Transaction or Organic Change for which the Holder is given notice is not consummated (or does not occur), then upon written notice from the Company to the Holder confirming that such Major Transaction has not and will not be consummated (or occur), all actions taken under this Section 3 prior to such written notice in connection with such Major Transaction shall be deemed to be rescinded and null and void and the Company shall return to the Holder this Note (if previously surrendered to the Company in connection with an anticipated Major Transaction or Organic Change under this Section 3). In the event that such Major Transaction is being consummated pursuant to an agreement between the Company (or any Affiliate thereof) and any other Person, the Company shall not deliver the written notice contemplated by the immediately preceding sentence unless such agreement has terminated.
(f)     Conversion Right Continues. Notwithstanding anything to the contrary contained herein and without derogating any obligations or rights herein, until the Holder receives its appropriate payment or securities, plus any accrued and unpaid interest under this Note (and any other amounts payable under the Facility Agreement), in accordance with the provisions of this Section 3 and the Facility Agreement, this Note may be converted, in whole or in part, by the Holder into Shares or Reference Property, as applicable, in accordance with the terms of this Note.
4.Registration Failures. In addition to any other rights or remedies available to the Holder hereunder or under any other Facility Document, the Holder shall be entitled to the payments provided in the Registration Rights Agreement in the event of any Registration Failure (as defined in the Registration Rights Agreement).
5.Voting Rights. Except as required by law, the Holder shall have no voting rights with respect to any of the Conversion Shares until the Conversion Date relating to the conversion of this Note upon which such Conversion Shares are issuable.
6.Participation. The Holder, as the holder of this Note, shall be entitled to receive, and shall be paid by the Company, such dividends paid (or cash amounts equal to such dividends) and distributions of any kind made to the holders of Common Stock, other than dividends of, or distributions payable in, Shares, to the same extent as if the Holder had converted this Note into such Shares (without regard to the 4.9% Cap, the Cap Allocation Amount or any other limitations on conversion herein or elsewhere and without regard to whether or not a sufficient number of shares are authorized and reserved to effect any such conversion and issuance) and had held such Shares on the record date for such dividends and distributions (or, if there is no record date therefor, on the date of such dividend or distribution). Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock. For the avoidance of doubt, if at any time the Company grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of its capital stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights that the Holder could have acquired if it had held the number of Shares acquirable upon conversion in full of this Note (without regard to the 4.9% Cap, the Cap Allocation Amount or any other limitations on conversion herein or elsewhere and without regard to whether or not a sufficient number of shares are authorized and reserved to effect any such conversion and issuance) held by the Holder immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.
7.Optional Redemption.
(a)Subject to the terms, conditions and limitations set forth in this Section 7, the Company shall have the right to redeem (an “Optional Redemption”) the Principal amount of this Note for the Optional Redemption Price. The Company shall not effect any Optional Redemption under this Note unless, contemporaneously with such Optional Redemption, the Company effects an optional redemption under the other Notes in accordance with the terms thereof, on a pro rata basis, based upon the respective applicable original principal amount of each of the Notes outstanding as of the date the Optional Redemption Notice is delivered to the holders of the Notes.
(b)To effect an Optional Redemption, the Company shall send a written notice via electronic mail to the Holder (an “Optional Redemption Notice”) at any time between 4:00 p.m. and 5:00 p.m., New York City time, on a Trading Day. Each Optional Redemption Notice shall indicate: (i) that the Company has elected to effect an Optional Redemption, (ii) the Principal amount hereunder that the Company is electing to redeem (the “Principal Redemption Amount”), (iii) the Optional Redemption Date, (iv) the aggregate principal amount of all Notes outstanding as of the date of the Optional Redemption Notice, (v) the aggregate principal amount of the Notes to be redeemed on the Optional Redemption Date, (vi) the number of shares underlying the Warrant(s) issuable to the Holder in respect of the Principal Redemption Amount (the “Warrant Share Number”) and the other terms of such Warrants in accordance with Section 2.9 of the Facility Agreement; and (vii) if the applicable Optional Redemption is conditional upon the consummation of a transaction as permitted by Section 7(c), a statement to such effect and a summary description of the transaction on which the applicable Optional Redemption is conditioned. Simultaneously with the delivery of an Optional Redemption Notice to the Holder hereunder, the Company shall send an Optional Redemption Notice to the holders of each of the other Notes in respect of the applicable principal amount of such Notes.
(c)If the Company elects to exercise its Optional Redemption right, it shall fix (and specify in the applicable Optional Redemption Notice) a date for redemption (an “Optional Redemption Date”), which shall be at least two (2) Trading Days prior to the Maturity Date and at least twenty (20) Trading Days but no more than sixty (60) (calendar) days following the date the applicable Optional Redemption Notice is delivered to the holders of

Notes. The Optional Redemption Notice (and each optional redemption notice delivered to holders of the other Notes) shall be irrevocable (subject to the termination right of the Holder pursuant to Section 7(d)) and, upon delivery of an Optional Redemption Notice, the Optional Redemption Price, less the sum of all Redemption Period Conversion Amounts (as defined below), together with accrued and unpaid interest thereon through the date of payment thereof (and any other amounts payable thereon under the Facility Agreement, including the Make Whole Amount and the Exit Fee) shall become due and payable, and a Warrant in respect of the Warrant Share Number applicable to the Principal Redemption Amount shall become issuable in accordance with Section 2.9 of the Facility Agreement, on the Optional Redemption Date; provided that an Optional Redemption may be conditional upon the consummation of a specified transaction, if so indicated in the applicable Optional Redemption Notice, on the proposed Optional Redemption Date. In the event that the Optional Redemption is conditional upon consummation of a transaction, the Company shall notify the Holder, and publicly disclose, by no later than 8:00 a.m. (New York City time) on the Optional Redemption Date whether the applicable transaction has been consummated and, accordingly, the applicable condition has been satisfied. For the avoidance of doubt, the condition shall only be deemed satisfied if so publicly disclosed as such, and upon public disclosure that the transaction has not been consummated and the condition has not been satisfied, any conversion that is conditional upon such condition being satisfied shall be null and void and of no force or effect. The failure to pay in full the amount payable to the Holder on the Optional Redemption Date and to issue a Warrant to the Holder in accordance with Section 2.9 of the Facility Agreement shall constitute an Event of Default under the Facility Agreement. If the Principal Redemption Amount specified in an Optional Redemption Notice is less than the entire Principal amount, the Principal amount specified in each Conversion Notice delivered by the Holder during the Pending Redemption Period in respect of such Optional Redemption Notice (a “Redemption Period Conversion Amount”) shall be applied (i) first, to reduce, on a dollar-for-dollar basis, the Principal amount of this Note in excess of the Principal Redemption Amount until such excess Principal amount is reduced to zero dollars ($0) and (ii) threafter, to reduce, on a dollar-for-dollar basis, the Principal Redemption Amount until all of such Principal Redemption Amount shall have been converted.
(d)Notwithstanding anything to the contrary contained herein, without the prior written consent of the Required Note Holders, the Company shall not deliver an Optional Redemption Notice, and the Company shall not affect any Optional Redemption, (i) during the occurrence of a Delisting Event, (ii) unless all Conversion Shares, including Additional Conversion Shares, and all Warrant Shares (as defined in the Warrants) will constitute Freely Tradeable Shares, as applicable, upon the issuance thereof and the representations and warranties set forth in the Warrant shall be true and correct in all respects, (iii) if the Transfer Agent for the Common Stock is not participating in DTC’s Fast Automated Securities Transfer Program, (iv) if a Third Party Delivery Failure or Conversion Failure shall have occurred and be continuing or (v) if the Optional Redemption is conditional upon the consummation of a transaction, unless the Company has entered into a binding agreement with respect to such transaction or, in the case of a financing transaction, has received a binding commitment letter in customary form with respect to such financing transaction (collectively, the “Redemption Conditions”), except to the extent the Required Note Holders have waived any such Redemption Condition by written notice to the Company. The Company covenants that no information contained in any Optional Redemption Notice will constitute, and the delivery of an Optional Redemption Notice will not constitute, material non-public information. If any of the Redemption Conditions is not satisfied at any time following the delivery of an Optional Redemption Notice and prior to the Optional Redemption Date in respect of Optional Redemption, the Company shall immediately notify the Holder of such failure and (regardless of whether the Company shall have notified the Holder of such failure), by written notice delivered by the Holder to the Company at any time prior to the Optional Redemption Date, the Required Note Holders may elect to terminate the Pending Redemption Period, whereupon the Optional

Redemption Notice shall be voided, the Pending Redemption Period shall cease, and the Optional Redemption shall not be effected.
8.Certain Provisions Related to Shares Issued Hereunder.
(a)Sufficient Shares. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting conversions of this Note, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of the entire Principal convertible under this Note (without regard to the 4.9% Cap, the Cap Allocation Amount or any other restriction or limitation on conversion); and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of the entire Principal convertible under this Note, the Company will use reasonable best efforts to take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, calling a special meeting of stockholders and/or any other relevant corporate body to amend the Company’s charter increasing the authorized share capital of the sufficiently high to meet the Company's obligations under this Section 8(a).
(b)Fully-Paid. The Company covenants and agrees that, upon any conversion of this Note, all shares of Common Stock issued upon such conversion shall be duly and validly issued, fully paid and nonassessable and not subject to preemptive rights, rights of first refusal or similar rights of any Person.
9.Amendment; Waiver. The terms and provisions of this Note shall not be amended or waived except in a writing signed by the Company and the Required Note Holders.
10.Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, the Facility Agreement and the other Facility Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy, and nothing herein shall limit the Holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Note. The Company covenants to the Holder that, except as may be set forth in the Facility Agreement, there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.
11.Specific Shall Not Limit General; Construction. No specific provision contained in this Note shall limit or modify any more general provision contained herein. This Note shall be deemed to be jointly drafted by the Company and all purchasers of Notes pursuant to the Facility Agreement and shall not be construed against any Person as the drafter hereof.
12.Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.
13.Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 9.1 of the Facility Agreement.
14.Transfers of Notes.
(a)Registration or Exemption Required. This Note has been issued in a transaction exempt from the registration requirements of the Securities Act and exempt from state registration or qualification under applicable state laws. None of this Note or the Conversion Shares may be pledged, transferred, sold, assigned, hypothecated or otherwise disposed of except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act, including pursuant to Rule 144 (or, in the case of this Note, Rule 144A) under the Securities Act or pursuant to a private sale effected under Section 4(a)(7) of the Securities Act or applicable formal or informal SEC interpretation or guidance, such as a so-called “4(a)(1) and a half” sale.
(b)Assignment. Subject to Section 9.4 of the Facility Agreement and to Section 14(a), the Holder may sell, transfer, assign, pledge, hypothecate or otherwise dispose (collectively, “Transfer”; and “Transferee” shall have a correlative meaning) of this Note, in whole or in part. Holder shall deliver a written notice to Company, substantially in the form of the Assignment attached hereto as Exhibit B, indicating the Person or Persons to whom the Note shall be Transferred and the respective principal amount of the Note to be Transferred to each assignee. The Company shall effect the Transfer within two (2) Trading Days (the “Transfer Delivery Period”) and shall deliver to the assignee(s) designated by Holder a Note or Notes of like tenor and terms for the appropriate principal amount. This Note and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors and assigns of the Holder. The provisions of this Note are intended to be for the benefit of all Holders from time to time of this Note, and shall be enforceable by any such Holder.
(c)Transferee Acknowledgment. Notwithstanding anything to the contrary in this Note, following any transfer of this Note, unless the transferee (concurrently with, in advance of, or promptly following such sale or transfer) delivers to the Company an agreement substantially to the effect set forth in Section 2(e); such transferee shall not be entitled to rely on any Unrestricted Condition other than the Unrestricted Condition set forth in clause (B) of the definition of Unrestricted Conditions.
15.Obligations of the Company. The Company hereby covenants and agrees that the Company will not, by amendment of its certificate of incorporation or bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note or otherwise intentionally materially adversely affect the rights or remedies to which the Holder is entitled hereunder or take any other action that has the purpose or effect of circumventing any of the rights or remedies of the Holder under this Note, including Section 3 hereof. The Company shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable Shares upon the conversion of this Note.
16.Cancellation. After all Principal, Interest and other amounts at any time owed under, or on account of, this Note have been paid in full or converted into Shares in accordance with the terms hereof, this Note shall automatically be deemed cancelled, shall be surrendered to the Company for cancellation and shall not be reissued.

17.Registered Note. This Note may be Transferred only upon notation of such Transfer on the Register, and no Transfer thereof shall be effective until recorded therein. Until there has been a valid Transfer of this Note and of all of the rights hereunder by the Holder in accordance with this Note, the Company shall deem and treat the Holder as the absolute beneficial owner and holder of this Note and of all of the rights hereunder for all purposes (including for the purpose of receiving all payments to be made under this Note).
18.Waiver of Notice. To the extent permitted by law, the Company hereby waives demand, notice, presentment, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Facility Agreement.
19.Interpretative Matters. Unless the context otherwise requires, (a) all references to Sections or Exhibits are to Sections or Exhibits contained in or attached to this Note, (b) each accounting term not otherwise defined in this Note has the meaning assigned to it in accordance with GAAP, (c) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter and (d) the use of the word “including” in this Note shall be by way of example rather than limitation. If a Stock Event occurs during any period over which an average price is being determined, then an appropriate adjustment will be made to such average to reflect such event. All cash payments to be made pursuant to this Note shall be made in Dollars. In connection with any conversion or assignment of this Note, no ink-original Conversion Notice or instrument of assignment or transfer, as applicable, shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Conversion Notice or instrument of assignment or transfer be required.
20.Execution. A facsimile, telecopy, PDF or other reproduction of this Note may be delivered by the Company, and an executed copy of this Note may be delivered by the Company by facsimile, email or other similar electronic transmission device pursuant to which the signature of or on behalf of the Company can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. The Company hereby agrees that it shall not raise the execution of facsimile, PDF or other reproduction of this Note, or the fact that any signature was transmitted by facsimile, email or other similar electronic transmission device, as a defense to the Company’s execution of this Note. Notwithstanding the foregoing, the Company shall be required to deliver an originally executed Note to the Holder (or its designee).
[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Senior Secured Convertible Note to be duly executed as of the date first set forth above.

COMPANY:

THE ONCOLOGY INSTITUTE, INC.

By:
Name:
Title:

Exhibit A
CONVERSION NOTICE
Reference is made to the Senior Secured Convertible Note (the “Note”) of THE ONCOLOGY INSTITUTE, INC., a Delaware corporation (the “Company”), in the original principal amount of $[                    ]. In accordance with and pursuant to the Note, the undersigned hereby (i) elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares of Common Stock (as defined in the Note) of the Company, as of the date specified below.
Date of Conversion: _______________
Aggregate Conversion Amount to be converted at the Conversion Price (as defined in the Note):
Principal to be converted at the Conversion Rate: _______________
Premium Amount applicable thereto (equal to 1.95% of the Principal to be converted):
Please confirm the following information:
Conversion Price: ______________
Market Price:
Number of shares of Common Stock to be issued: _______________
Please issue shares of Common Stock into which the Note is being converted in the following name and to the following address:
Issue to: ________________
Email Address: _______________
DTC Details (if applicable): ______________
Address (if applicable):

Dated: ___________________

ACKNOWLEDGMENT
The Company hereby acknowledges this Conversion Notice and hereby directs [TRANSFER AGENT] to issue the above indicated number of shares of Common Stock in accordance with the Irrevocable Transfer Agent Instructions dated [ ], 20[_] from the Company and acknowledged and agreed to by [TRANSFER AGENT].
The Oncology Institute, Inc.
By: _____________________________
Name: _______________________ Title: ____________________

Exhibit B
ASSIGNMENT
(To be executed by the registered holder desiring to transfer the Note)
FOR VALUE RECEIVED, the undersigned holder of the attached Senior Secured Convertible Note (the “Note”) hereby sells, assigns and transfers unto the person or persons below named the right to receive the principal amount of $___________ from The Oncology Institute, Inc., a Delaware corporation, evidenced by the attached Note and does hereby irrevocably constitute and appoint _______________ attorney to transfer the said Note on the books of the Company, with full power of substitution in the premises.

Dated: _____________

Signature

Fill in for new registration of Note:

Name

Address

Please print name and address of assignee
(including zip code number)

Schedule 1

    The “Additional Share Coefficient” shall mean the number of additional shares of Common Stock issuable per $1,000 of Principal amount of the Note upon a Major Transaction, and shall be the additional share number set forth on the chart with respect to the “Share Price Result” on the “y” axis and the corresponding “Remaining Note Life” on the “x” axis; provided, however, that to the extent the actual Share Price Result (as defined below) falls between two data points on the “y” axis and/or the actual Major Transaction Effective Date (or, if applicable, the date of a Major Transaction Conversion) falls between two data points on the “x” axis, the “Additional Share Coefficient” shall be determined by calculating the arithmetic mean between (i) the result obtained for the Share Price Result based on the linear interpolation between the additional share numbers corresponding to the two Share Price Result data points and (ii) the result obtained for the Remaining Note Life based on the linear interpolation between the two additional share numbers corresponding to the two Remaining Note Life data points; and provided further, however, that in the event of any adjustment to the Conversion Price pursuant to Section 2 of this Note, the numbers of additional shares of Common Stock issuable per $1,000 of Principal amount of this Note as set forth in the chart below and the maximum number of Conversion Shares set forth in the last sentence of this Schedule 1 shall be deemed adjusted pro rata with any adjustment resulting from the adjustment to the Conversion Price that would be made to the number of shares of Common Stock then convertible with respect to $1,000 of Principal amount of this Note as calculated under Section 2 of this Note.
    For purposes of the chart below, the “Remaining Note Life” shall be the number of years remaining until the Maturity Date as of the Major Transaction Effective Date; provided, however, that in the case of a Major Transaction Conversion following a Company Share Major Transaction, the “Remaining Note Life” shall be the number of years remaining until the Maturity Date as of the Conversion Date in respect of such Major Transaction Conversion.
    For purposes of the chart below, the “Share Price Result” shall be the greatest of: (i) the Closing Price of the Common Stock on the Trading Day immediately prior to the date the Major Transaction is consummated or otherwise occurs, (ii) the last Closing Price of the Common Stock immediately prior to the public announcement of the Major Transaction, (iii) the first Closing Price of the Common Stock immediately following the public announcement of the Major Transaction and (iv) in the case of a Major Transaction in which holders of shares of Common Stock receive solely cash consideration in connection with such Major Transaction, the cash amount payable per share of Common Stock in such Major Transaction.
    If the actual Share Price Result is greater than $30.00 per share (subject to adjustment in the same manner as the Conversion Price as provided in Section 2 of this Note), or if the actual Share Price Result is less than $4.00 per share (subject to adjustment in the same manner as the Conversion Price as provided in Section 2 of this Note), then the Additional Share Coefficient shall be equal to the amount applicable to $30.00 and $4.00 respectively.

Additional Shares per $1,000 Principal
EX. A – 31

Remaining Note Life (Yrs)

	Stock Price	5 (8/9/2022)	4 (8/9/2023)	3 (8/9/2024)	2 (8/9/2025)	1 (8/9/2026)	0 (8/9/2027)
Share Price Result ($)	4.00	47.4530	38.8233	29.0452	17.9445	6.1090	0.0000
	4.50	51.0159	42.5230	32.5718	21.2892	8.4431	0.0000
	5.00	53.8662	45.7863	36.1434	24.5973	11.0211	0.0000
	5.50	56.9053	48.7591	39.2201	27.8978	13.7368	0.0000
	6.00	59.4489	51.6538	42.2895	30.8794	16.4723	0.0000
	6.50	61.6012	54.1032	45.0928	33.9597	19.4604	0.0000
	6.59	61.9956	54.5046	45.5522	34.4897	19.9501	0.0000
	7.00	63.8902	56.4806	47.5420	36.7317	22.3681	0.0000
	7.50	65.9204	58.7777	50.1538	39.4414	25.1842	0.0000
	8.00	67.6969	60.7876	52.4391	42.0576	28.1024	0.0000
	8.50	69.2643	62.5610	54.4555	44.3659	30.7819	0.0000
	9.00	65.3212	58.8285	50.9693	41.1724	27.9547	0.0000
	10.00	57.1317	51.0047	43.5725	34.2825	21.9566	0.0000
	12.50	42.8767	37.5984	31.1828	23.3449	13.1049	0.0000
	15.00	33.8341	29.2938	23.7834	17.0956	8.7582	0.0000
	17.50	27.8233	23.6827	18.9547	13.1983	6.3488	0.0000
	20.00	23.4285	19.8543	15.5623	10.6000	4.9525	0.0000
	22.50	20.2115	16.9037	13.1943	8.8597	4.0655	0.0000
	25.00	17.6378	14.7643	11.3628	7.5617	3.4683	0.0000
	27.50	15.7044	13.0140	9.9903	6.5796	3.0437	0.0000
	30.00	14.0976	11.6394	8.8552	5.8391	2.7207	0.0000

EX. A – 32